Exhibit 99.1

Press Release

Source: Senetek PLC

Senetek provides update on Firstgold Bankruptcy and Secured Assets

NAPA, Calif., April 27, 2010 — Senetek Plc (OTCBB: SNKTY) is pleased to provide an update on the status of its secured interest in the assets of Firstgold Corporation. As reported previously on April 7, 2010, Senetek consummated the purchase for $5.0 million from a partnership that is majority owned by Platinum Partners Value Arbitrage Fund of an interest in $7.0 million of amounts owed to the fund pursuant to outstanding notes and contractual rights of Firstgold Corporation, a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code (United States Bankruptcy Court, District of Nevada—Case #10-50215).

At a bankruptcy hearing held on April 20, 2010, Firstgold’s management reported its inability to timely develop a reorganization plan to restart business operations. In light of the foregoing, Firstgold stipulated to allowing its primary secured lenders, Platinum Long Term Growth, LLC (“Platinum”) and Lakewood Group, LLC (“Lakewood”), to pursue their contractual and state law rights and remedies to foreclose and take possession of all collateral securing their debt obligations with Firstgold pursuant to their security interests. The collateral securing their debt obligations includes substantially all of Firstgold’s assets including the Relief Canyon Mine property, all improvements to the mine property, and additional mining properties and interests. In addition, Firstgold agreed to relinquish possession of the collateral to allow Platinum and Lakewood to preserve and protect such collateral as of April 21, 2010.

The secured creditors may now choose to foreclose on their security interest and take possession of the collateral or may attempt to sell such assets in place. Upon a sale of the collateral the secured creditors would be entitled to full payment of their debt obligation, which currently exceeds $19.3 million.

Mr. Eric Klepfer has been appointed General Manager overseeing the security and safety of all of the assets. Mr. Klepfer is a well-known and experienced engineer and consultant in the mining industry and has been advising the secured creditors concerning the project for more than a year, thus he is highly familiar with the property and the assets. The secured creditors have formed between them an operating committee of Senetek CEO John Ryan and Mr. Mark Mueller of Platinum. The operating committee will assist Mr. Klepfer in guiding the management of the Relief Canyon project, the most important asset of Firstgold.

Mr. John Ryan, CEO of Senetek commented, “The goal is to move ahead rapidly to maximize the value of the Firstgold assets for Senetek shareholders and the secured creditors. At this point operating decisions for Relief Canyon have passed from Firstgold management to the operating committee, with day-to-day decisions on the ground being the responsibility of Mr. Klepfer. Once we have the full management transition completed, we will work on our plans to possibly move the project ahead into production. As we develop a more accurate timeline for achieving production, we will make it available to our shareholders and the investment community. The production plan might proceed either as a sole project of Senetek, or as a joint venture with the existing creditors, or as a joint venture with an outside partner. Also, the possibility of an outright sale of the project has not been precluded.”

Mr. Howard Crosby, President of Senetek also remarked, “Relief Canyon has been a very productive gold mining asset in the past having produced in excess of 300,000 ounces under previous operators. The mine is located in “elephant country”, with numerous known mineral resources nearby, and additional major discoveries being made in the nearby Oreana Trend. The Relief Canyon existing permitted processing facilities and heap leach pads lend themselves to not only processing ore from the Relief Canyon pits, but also may be utilized for custom processing of other nearby gold deposits. Whether it is Senetek as a sole operator or with a joint venture partner, either way, our goal is to push ahead rapidly to obtain a final mining permit to begin production at Relief Canyon from the existing known resource. We believe this final remaining permit can be obtained in twelve to eighteen months, and also believe the existing open pit resource will provide profitable production for the next several years at current gold prices. We feel our entry into this project was both timely and at an excellent buy-in price, and we are excited to work with our secured creditor partners at making Relief Canyon the success it deserves to be.”

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the years 2008 and 2009 and subsequent Quarterly Reports on Form 10-Q. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Contact:	Senetek PLC
707-226-3900, ext. 102